Exhibit 10.37

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [*****]. A COMPLETE VERSION OF THE EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (“Agreement”) is made as of the 29th day of June, 2015, between Lands’ End, Inc., a Delaware corporation (together with its successors, assigns and Affiliates, the “Company”), and Scott Hyatt (“Executive”).
WHEREAS, in light of the Company’s size and its visibility as a publicly-traded company that reports its results to the public, the Company has attracted attention of other companies and businesses seeking to obtain for themselves or their customers some of the Company’s business acumen and know-how; and
WHEREAS, the Company has shared with Executive certain aspects of its business acumen and know-how as well as specific confidential and proprietary information about the products, markets, processes, costs, developments, ideas, and personnel of the Company; and
WHEREAS, the Company has imbued Executive with certain aspects of the goodwill that the Company has developed with its customers, vendors, representatives and employees; and
WHEREAS, as consideration for entering into this Agreement, the Company is extending to Executive the opportunity to receive severance benefits under certain circumstances as provided in this Agreement; and
WHEREAS, as additional consideration for entering into this Agreement, the Company has granted to Executive restricted stock units pursuant to a Restricted Stock Agreement entered into between the Company and the Executive.
NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the meanings indicated:
a.“Affiliate” means any subsidiary or other entity that, directly or indirectly through one or more intermediaries, is controlled by Lands’ End, Inc., whether now existing or hereafter formed or acquired. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect one-third of the directors or managers or to control the management of such subsidiary or other entity. Notwithstanding the foregoing, if the Executive’s “Salary Continuation” exceeds the “Section 409A Threshold” (as such terms are defined below), then Affiliate shall mean any person with whom the Company is considered to be a single employer under Code Section 414(b) and all persons with whom the Company would be considered a single employer under Code Section 414(c), substituting “50%” for the “80%” standard that would otherwise apply.
b.“Cause” means (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (ii) the commission by Executive of a felony; or (iii) dishonesty or willful misconduct in connection with Executive’s employment.
c.“Competitive Business” means any corporation, partnership, association, or other person or entity (including but not limited to Executive) that:
1.    is listed on Appendix A, each of which Executive acknowledges is a Competitive Business, whether or not it falls within the categories in subsection (c)(2) immediately below, and further acknowledges that this is not an exclusive list of Competitive Businesses and is not intended to limit the generality of subsection (c)(2) immediately below; or

2.    engages in any business which, at any time during the most recent eighteen (18) months of Executive’s Company Employment and regardless the business format (including but not limited to a department store, specialty store, discount store, direct marketing, or electronic commerce), consists of marketing, manufacturing or selling apparel and/or home products, and which has combined annual revenue in excess of $100 million.
Executive acknowledges that the Company shall have the right to propose modifications to Appendix A periodically to include (i) emergent Competitive Businesses in the existing lines of business of the Company, and (ii) Competitive Businesses in lines of business that are new for the Company, in each case, with the prior written consent of Executive, which consent shall not be unreasonably withheld.
d.“Code” means the Internal Revenue Code of 1986, as amended.
e.“Confidential Information” means information related to the Company’s business, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s Company Employment, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, personnel evaluations and compensation data, computer programs and other confidential technical or business information and data that is not otherwise in the public domain.
f.“Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether Executive is a participant under such plan).
g.“Executive’s Company Employment” means the time (including time prior to the date hereof) during which Executive is employed by any entity comprised within the definition of “Company”, regardless of any change in the entity actually employing Executive.
h. “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target bonus under Company’s Annual Incentive Plan; (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive was previously required to perform Executive’s duties; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement.  In each case, Executive must provide Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and Company shall have the right to remedy such event within sixty (60) days after receipt of Executive’s written notice.  “Good Reason” shall cease to exist, and may not form the basis for claiming any compensation or benefits under this Agreement, if any of the following occurs:
i.Executive fails to provide the above-referenced written notice of the Good Reason event within thirty (30) days of its occurrence;
ii.Company remedies the Good Reason event within the above-referenced sixty (60) day remediation period; or
iii.Executive fails to resign within ninety (90) days of Executive’s written notice of the Good Reason event.
i.“Salary Continuation” means continuation of base salary, based on Executive’s annual base salary rate as of the date Executive’s Company Employment terminates (“Date of Termination”), payable for a period of twelve (12) months following the Date of Termination (“Salary Continuation Period”).
j.“Section 409A Threshold” means an amount equal to two times the lesser of (i) Executive’s base salary for services provided to the Company as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.
k.“Separation from Service” means a “separation from service” with the Company within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by the Company.
l.“Specified Employee” means a “specified employee” under Code Section 409A (and regulations issued thereunder).

m.“Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
2.Employment. During Executive’s Company Employment, Executive agrees to devote all of Executive’s professional time and attention to the duties required by such Company Employment and to the best interests of the Company, and to engage in other business, professional or philanthropic activities only with the prior written approval of the Company. Executive shall also comply with all generally applicable policies of the Company, including but not limited to the Company’s Code of Conduct, as such policies may be amended from time to time. Except as may be otherwise expressly provided in any written agreement between the Company and Executive other than this Agreement, Executive’s Company Employment is terminable by either party at will.
3.Severance.
a.If Executive’s Company Employment is involuntarily terminated without Cause, or if Executive resigns for Good Reason, Executive shall be entitled to the following:
i.Salary Continuation.
ii.Continuation of health, dental and vision coverage at the applicable active employee rate until the end of the pay period that includes the last day of the Salary Continuation Period, on the same terms as they were provided immediately prior to the Date of Termination, subject to the Company’s ability to continue to make these payments without incurring discrimination penalties under the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, and all applicable regulations and guidance thereunder. Any such coverage provided during the Salary Continuation Period shall not run concurrently with the applicable continuation period in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Executive becomes eligible to participate in another medical or dental benefit plan or arrangement through another employer or spousal plan during such period, the Company shall no longer pay for continuation coverage benefits and Executive shall be required to pay the full COBRA premium. Executive is required to notify the Company within thirty (30) days of obtaining other medical or dental benefits coverage. Any coverage provided under this Section 3(a)(ii) shall be subject to such amendments (including termination) of the coverage as the Company shall make from time to time at its sole discretion, including but not limited to changes in covered expenses, employee contributions for premiums, and co-payment obligations, and shall be, to the fullest extent permitted by law, secondary to any other coverage Executive may obtain from subsequent employment or any other source.
iii.Reasonable outplacement services, mutually agreed upon by the Company and Executive from those vendors used by Company as of the Date of Termination, for a period of up to twelve (12) months or until subsequent employment is obtained, whichever occurs first.
iv.Notwithstanding any limitation on the payment of benefits upon termination of employment that may be provided for under its vacation pay policy, Company shall provide Executive a lump sum payment, promptly after the expiration of the revocation period set forth in Appendix B, of the unused vacation pay benefits which Executive had been granted prior to the Date of Termination to the maximum extent permitted pursuant to Section 409A of the Code.

Executive shall not be entitled to continuation of compensation or benefits if Executive’s employment terminates for any other reason, including due to death or Disability, except as may be provided under any other agreement or benefit plan applicable to Executive at the time of the termination of Executive’s employment. Executive shall also not be entitled to Salary Continuation or any of the other benefits above if Executive does not meet all of the other requirements under, or otherwise violates the terms of, this Agreement, including the requirements under Section 8. Except as provided in this Section 3, all other compensation and benefits shall terminate as of the Date of Termination.
b.Subject to subsection (c), Company shall pay Executive Salary Continuation in substantially equal installments on each regular salary payroll date for the Salary Continuation Period, except as otherwise provided in this Agreement. Salary Continuation payments shall be subject to withholdings for federal and state income taxes, FICA, Medicare and other legally required or authorized deductions. Notwithstanding the foregoing, the obligations of the Company to pay Salary Continuation shall be reduced on a dollar-for-dollar basis (but not below zero) by the amount, if any, of fees, salary or wages that Executive earns from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period. Executive shall promptly notify the Company of any subsequent employment or self-

employment and the amount of any such fees, salary, wages or any other form of compensation earned. Any such fees, salary, wages or compensation shall reduce the Salary Continuation payments in reverse chronological order, beginning with the Salary Continuation payment that would be the final Salary Continuation payment in the absence of such reduction. For avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement to mitigate Salary Continuation. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 8) by the deadline specified therein, or revokes such General Release and Waiver, Salary Continuation payments shall terminate and forever lapse, and Executive shall be required immediately to reimburse the Company for any portion of the Salary Continuation paid during the Salary Continuation Period. To the extent such Salary Continuation was paid in a calendar year prior to the calendar year in which such reimbursement is received by the Company, the reimbursement shall be in the gross amount of such Salary Continuation on a pre-tax-withholding basis. To the extent such Salary Continuation was paid in the same calendar year as the reimbursement is received by the Company, the reimbursement shall be in the net amount of such Salary Continuation on an after-tax-withholding basis. In the event such reimbursement is required with respect to Salary Continuation payments that are reported on a Form W-2 for Executive, Executive shall be solely responsible for claiming any related tax deduction, and the Company shall not be required to issue a corrected Form W-2.
c.Notwithstanding anything in this Section 3 to the contrary, if the Salary Continuation payable to Executive during the first six (6) months after Executive’s Separation from Service would exceed the Section 409A Threshold and if, as of the date of the Separation from Service, Executive is a Specified Employee, then payment shall be made to Executive on each regular salary payroll date during the six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such six (6) months, and any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service.
4.Confidentiality. In addition to all duties of loyalty imposed on Executive by law or otherwise, during the term of Executive’s Company Employment and for two years following the termination of such employment for any reason, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company without the prior written consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information).
5.Non-Disclosure of Trade Secrets. During Executive’s Company Employment, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.
6.Third-Party Confidentiality. Executive shall not disclose to the Company, use on its behalf, or otherwise induce the Company to use any secret or confidential information belonging to persons or entities not affiliated with the Company, which may include a former employer of Executive, if Executive then has an obligation or duty to any person or entity (other than the Company) to not disclose such information to other persons or entities, including the Company. Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.
7.Work Product. Executive acknowledges that all ideas, inventions, innovations, improvements, developments, methods, designs, analyses, reports, databases, and any other similar or related information (whether patentable or not) which relate to the actual or anticipated business, research and development, or existing or known future products or services of the Company which are or were conceived, developed or created by Executive (alone or jointly with others) during Executive’s Company Employment (the "Work Product") is and shall remain the exclusive property of the Company. Executive acknowledges and agrees that all copyrightable Work Product was created in Executive’s capacity as an employee of Lands’ End and within the scope of Executive’s Company Employment, and thus constitutes a "work made for hire" under the Copyright Act of 1976, as amended. Executive hereby assigns to Company all right, title and interest in and to all Work Product, and agrees to perform all actions reasonably requested by Company to establish, confirm or protect Company’s ownership thereof (including, without limita-tion, executing assignments, powers of attorney and other instruments).
8.General Release and Waiver. Upon or following Executive’s Date of Termination potentially entitling Executive to Salary Continuation and other benefits under Section 3 above, Executive will execute a binding general release and waiver of claims in a form to be provided by the Company (“General Release and Waiver”). The General Release and Waiver will be in a form substantially similar to the attached Appendix B. If the General Release and Waiver is not signed within the time it requires or is signed but subsequently revoked, Executive will not continue to receive any Salary Continuation otherwise payable, and shall reimburse any Salary Continuation previously paid.
9.Noncompetition. During Executive’s Company Employment, and for a period of time after the Date of Termination equal to the Salary Continuation Period referred to in Section 1(i) above (but regardless whether the Executive is receiving Salary Continuation or other benefits under Section 3), Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business.
10.Nonsolicitation. During Executive’s Company Employment and for eighteen (18) months following the termination of such employment for any reason, Executive shall not, directly or indirectly, either by himself or by providing substantial assistance to others (i) solicit any employee of the Company to terminate employment with the Company, or (ii) employ or seek to employ, or cause or assist any other person, company, entity or business to employ or seek to employ, any individual who was an employee of Company as of Executive’s Date of Termination.
11.Future Employment. During Executive’s Company Employment and for eighteen (18) months following the termination of such employment for any reason, before accepting any employment with any Competitive Business (whether or not Executive believes such employment is prohibited by Section 8), Executive shall disclose to the Company the identity of any such Competitive Business and a complete description of the duties involved in such prospective employment, including a full description of any business, territory or market segment to which Executive will be assigned. Further, during Executive’s Company Employment and for two years following the termination of such employment for any reason, Executive agrees that, before accepting any future employment, Executive will provide a copy of this Agreement to any prospective employer of Executive, and Executive hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.
12.Nondisparagement; Cooperation. During Executive’s Company Employment and for two (2) years following the termination of such employment for any reason, Executive (i) will not criticize or disparage the Company or its directors, officers, employees or products, and (ii) will fully cooperate with Company in all investigations, potential litigation or litigation in which Company is involved or may become involved with respect to matters that relate to Executive’s Company Employment (other than any such investigations, potential litigation or litigation between Company and Executive); provided, that with regard to Executive’s duties under clause (i), Executive shall be reimbursed for reasonable travel and out-of-pocket expenses related thereto, but shall otherwise not be entitled to any additional compensation.
13.Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:
a.If to Executive, to the address set forth by Executive on the signature page of this Agreement or to such other person or address which Executive shall furnish to the Company in writing pursuant to the above.
b.If to the Company, to the attention of the Company’s General Counsel at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above
14.Enforceability. Executive recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any of the restrictions imposed on Executive by this Agreement, and Executive agrees that if Executive shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act.
15.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Lands’ End, Inc., its successors, assigns and Affiliates, all of which (other than Lands’ End, Inc.) are intended third-party beneficiaries of this Agreement. Executive hereby consents to the assignment of this Agreement to any person or entity.
16.Validity. Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.
17.Choice of Law; Jurisdiction. Except to the extent superseded or preempted by federal U.S. law, the rights and obligations of the parties and the terms of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin, but without regard to the State of Wisconsin's conflict of laws rules. The parties further agree that the state and federal courts in Madison, Wisconsin, shall have exclusive jurisdiction over any claim which is any way arises out of Executive’s employment with the Company, including but not limited to any claim seeking to enforce the provisions of this Agreement.
18.Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent.
19.Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement signed by Executive and a duly authorized officer of the Company.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE

/s/ Scott Hyatt
Name: Scott Hyatt

Address:     Address Omitted

LANDS’ END, INC.
5 Lands’ End Lane
Dodgeville, WI 53595

By: /s/ Kelly Ritchie 7/7/15

Its: SVP, Employee and Customer Service

Appendix A

COMPETITIVE BUSINESSES

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of “Competitive Businesses”, as referred to under subsection 1(c) of the Executive Severance Agreement (“Agreement”):
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1
[*****] 1

1 Confidential material redacted and filed separately with the Securities and Exchange Commission.

Appendix B

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, LANDS’ END, INC., 5 LANDS’ END LANE, DODGEVILLE, WISCONSIN 53595. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER
In consideration of the severance benefits that are described in the attached Executive Severance Agreement, I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Lands’ End, Inc., its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Lands’ End”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with Lands’ End and the termination of my employment. Without limiting the general application of the foregoing, this General Release & Waiver releases, to the fullest extent permitted under law, all contract, tort, defamation, and personal injury claims; all claims based on any legal restriction upon Lands’ End’s right to terminate my employment at will; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. (“ERISA”); 29 U.S.C. § 1985; the Civil Rights Reconstruction Era Acts, 42 U.S.C. §§ 1981-1988; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Immigration & Nationality Act, 8 U.S.C. §§ 1101 et seq.; Executive Order 11246 and all regulations thereunder; the Wisconsin Fair Employment Act, Wis. Stat. §§ 111.31-111.395; the Wisconsin Family & Medical Leave Act, Wis. Stat. § 103.10; the Wisconsin Worker’s Compensation Act, Wis. Stat. Ch. 102; and any and all other state, federal or local laws of any kind, whether administrative, regulatory, statutory or decisional.
This General Release & Waiver does not apply to any claims that may arise after the date I sign this General Release & Waiver. Also excluded from this General Release & Waiver are any claims that cannot be waived by law, including but not limited to (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to benefits accrued under benefit plans maintained by Lands’ End and governed by ERISA. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against Lands’ End with any governmental agency or with any court.
I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against Lands’ End that are related in any way to my employment or termination of employment at Lands’ End, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for Lands’ End.
I have read this General Release and Waiver and understand all of its terms.
I have signed it voluntarily with full knowledge of its legal significance.
I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release & Waiver.
I was given at least twenty-one (21) days to consider signing this General Release & Waiver. I agree that any modification of this General Release & Waiver Agreement will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release & Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Lands’ End in writing at Lands’ End, Inc., 5 Lands’ End Lane, Dodgeville, Wisconsin 53595. I understand the General Release & Waiver will not be effective until after the seven (7) day revocation period has expired.
I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Lands’ End and that Lands’ End expressly denies any wrongdoing or liability.

Date: SAMPLE ONLY - DO NOT DATE                Signed by: SAMPLE ONLY - DO NOT SIGN
Witness by: SAMPLE ONLY - DO NOT SIGN